UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                         Rio Vista Energy Partners L.P.
                         ------------------------------
                                (Name of Issuer)

                                  Common Units
                                  ------------
                         (Title of Class of Securities)

                                    767271109
                                    ---------
                                 (CUSIP Number)

                                December 31, 2007
                                -----------------
                      (Date of Event which Requires Filing
                               of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

              [ ]      Rule 13d-1(b)
              [X]      Rule 13d-1(c)
              [ ]      Rule 13d-1(d)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------                                           ------------------
CUSIP No. 767271109                   13G                     Page 2 of 8 Pages
-------------------                                           ------------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Standard General L.P.
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
                                                                      (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY

---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------- ----- ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0
NUMBER OF             ----- ----------------------------------------------------
UNITS                    6  SHARED VOTING POWER
BENEFICIALLY
OWNED                       211,687
BY                    ----- ----------------------------------------------------
EACH                     7  SOLE DISPOSITIVE POWER
REPORTING
PERSON                      0
WITH                  ----- ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            211,687
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           211,687
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN UNITS

           [ ]
---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           8.71%
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           PN
---------- ---------------------------------------------------------------------

                       *SEE INSTRUCTION BEFORE FILLING OUT

-------------------                                           ------------------
CUSIP No. 767271109                   13G                     Page 3 of 8 Pages
-------------------                                           ------------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Standard General Fund L.P.
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
                                                                      (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY

---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------- ----- ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0
NUMBER OF             ----- ----------------------------------------------------
UNITS                    6  SHARED VOTING POWER
BENEFICIALLY
OWNED                       211,687
BY                    ----- ----------------------------------------------------
EACH                     7  SOLE DISPOSITIVE POWER
REPORTING
PERSON                      0
WITH                  ----- ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            211,687
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           211,687
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN UNITS

           [ ]
---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           8.71%
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           PN
---------- ---------------------------------------------------------------------

                       *SEE INSTRUCTION BEFORE FILLING OUT

-------------------                                           ------------------
CUSIP No. 767271109                   13G                     Page 4 of 8 Pages
-------------------                                           ------------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Soohyung Kim
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
                                                                      (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY

---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
--------------------- ----- ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0
NUMBER OF             ----- ----------------------------------------------------
UNITS                    6  SHARED VOTING POWER
BENEFICIALLY
OWNED                       211,687
BY                    ----- ----------------------------------------------------
EACH                     7  SOLE DISPOSITIVE POWER
REPORTING
PERSON                      0
WITH                  ----- ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            211,687
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           211,687
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN UNITS

           [ ]
---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           8.71%
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           IN
---------- ---------------------------------------------------------------------

                       *SEE INSTRUCTION BEFORE FILLING OUT

-------------------                                           ------------------
CUSIP No. 767271109                   13G                     Page 5 of 8 Pages
-------------------                                           ------------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Nicholas J. Singer
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
                                                                      (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY

---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
--------------------- ----- ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0
NUMBER OF             ----- ----------------------------------------------------
UNITS                    6  SHARED VOTING POWER
BENEFICIALLY
OWNED                       211,687
BY                    ----- ----------------------------------------------------
EACH                     7  SOLE DISPOSITIVE POWER
REPORTING
PERSON                      0
WITH                  ----- ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            211,687
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           211,687
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN UNITS

           [ ]
---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           8.71%
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           IN
---------- ---------------------------------------------------------------------

                       *SEE INSTRUCTION BEFORE FILLING OUT

     This Amendment No. 1 to Schedule 13G (this "Amendment No. 1") is filed with respect to the common units of Rio Vista Energy Partners L.P., a Delaware limited partnership, to amend the Schedule 13G filed on December 7, 2007 (the "Schedule 13G"). Capitalized terms used but not defined herein have the meaning ascribed thereto in the Schedule 13G.

Item 4              Ownership:
                    ---------

                    Item 4 of the Schedule 13G is hereby amended and restated in its entirety as follows:

                    The percentages used herein are based upon 2,429,206 Units issued and outstanding as of December 31, 2007, calculated as the sum of (i) 1,935,656 Units issued and outstanding as of November 9, 2007 according to the Issuer's Form 10-Q filed with the Securities and Exchange Commission on November 19, 2007, (ii) 137,994 Units issued by the Issuer on November 19, 2007 according to the Issuer's Form 8-K filed with the Securities and Exchange Commission on November 26, 2007, and (iii) 355,556 Units issued by the Issuer on December 3, 2007 according to the Issuer's Form 8-K filed with the Securities and Exchange Commission on December 4, 2007.

                    As of the close of business on December 31, 2007:

                    1. Standard General L.P.
                    (a) Amount beneficially owned: 211,687
                    (b) Percent of class: 8.71%
                    (c)(i) Sole power to vote or direct the vote: -0-
                    (ii) Shared power to vote or direct the vote: 211,687
                    (iii) Sole power to dispose or direct the disposition: -0-
                    (iv) Shared power to dispose or direct the disposition:
                    211,687

                    2. Standard General Fund L.P.
                    (a) Amount beneficially owned: 211,687
                    (b) Percent of class: 8.71%
                    (c)(i) Sole power to vote or direct the vote: -0-
                    (ii) Shared power to vote or direct the vote: 211,687
                    (iii) Sole power to dispose or direct the disposition: -0-
                    (iv) Shared power to dispose or direct the disposition:
                    211,687

                    3. Soohyung Kim
                    (a) Amount beneficially owned: 211,687
                    (b) Percent of class: 8.71%
                    (c)(i) Sole power to vote or direct the vote: -0-
                    (ii) Shared power to vote or direct the vote: 211,687
                    (iii) Sole power to dispose or direct the disposition: -0-

                    (iv) Shared power to dispose or direct the disposition:
                    211,687

                    4. Nicholas J. Singer
                    (a) Amount beneficially owned: 211,687
                    (b) Percent of class: 8.71%
                    (c)(i) Sole power to vote or direct the vote: -0-
                    (ii) Shared power to vote or direct the vote: 211,687
                    (iii) Sole power to dispose or direct the disposition: -0-
                    (iv) Shared power to dispose or direct the disposition:
                    211,687

                    Standard General, Mr. Kim and Mr. Singer do not directly own any of the Units. By reason of the provisions of Rule 13d-3 of the Securities Exchange Act of 1934, each of Standard General, Mr. Kim and Mr. Singer may be deemed to own beneficially 211,687 Units (constituting approximately 8.71% of the Units outstanding). Each of Standard General, Mr. Kim and Mr. Singer disclaim direct beneficial ownership of any of the securities covered by this statement.

                                    SIGNATURE
                                    ---------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 1, 2008


STANDARD GENERAL L.P.


By:  /s/ Scott Cohen
     -----------------------------
     Name:   Scott Cohen
     Title:  Attorney-in-Fact

STANDARD GENERAL FUND L.P.


By:  /s/ Scott Cohen
     -----------------------------
     Name:   Scott Cohen
     Title:  Attorney-in-Fact

SOOHYUNG KIM


By:  /s/ Scott Cohen
     -----------------------------
     Name:   Scott Cohen
     Title:  Attorney-in-Fact

NICHOLAS J. SINGER


By:  /s/ Scott Cohen
     -----------------------------
     Name:   Scott Cohen
     Title:  Attorney-in-Fact